Exhibit 10.2

PIERRE HOLDING CORP.

9990 Princeton Road

Cincinnati, Ohio 45246

RESTRICTED STOCK AGREEMENT

February 18, 2008

Ms. Cynthia S. Hughes

8111 Kemper Road

Cincinnati, Ohio  45249

Re:                               Purchase of Restricted Stock in Pierre Holding Corp. (the “Company”)

Dear Cindy:

In connection with your employment as Chief Financial Officer of Pierre Foods, Inc., the Board of Directors has agreed to issue to you 5,000 shares of Common Stock of the Company at a purchase price of $.25 per share, under the Pierre Holding Corp. 2008 Restricted Stock Plan (the “Plan”), and in accordance with the terms of this Agreement (the “Restricted Shares”).

1.                                       Definitions.  For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” of any particular Person shall mean any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Available Shares” shall have the meaning set forth in paragraph 5(a)(ii).

“Available Shares Repurchase Notice” shall have the meaning set forth in paragraph 5(a)(ii).

“Board” shall mean the Board of Directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute.

“Committee” shall mean the Compensation Committee of the Board, or if no such committee is in existence, the Board itself.

“Common Stock” shall mean the Company’s Common Stock, par value $0.01 per share, or, in the event that the outstanding Common Stock is hereafter changed into or exchanged for different stock or securities of the Company, such other stock or securities.

“Company” shall mean Pierre Holding Corp., a Delaware corporation.

“Fair Market Value” of the Common Stock shall be determined in good faith by the Committee taking into account all relevant factors determinative of value (including the lack of liquidity of such Common Stock due to the Company’s status as a privately held corporation, but without regard to any discounts for minority interests).

“Independent Third Party” shall mean any Person who, immediately prior to the contemplated transaction, does not own in excess of 5% of the Common Stock on a fully-diluted basis (a “5% Owner”), who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendant (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other Persons.

“MDCP” shall mean Madison Dearborn Capital Partners IV, L.P. and its Affiliates.

“Original Cost” shall have the meaning set forth in paragraph 2(a).

“Person” shall mean a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Pierre Foods, Inc.” shall mean Pierre Foods, Inc., a North Carolina corporation and Subsidiary of the Company.

“Public Sale” shall mean any sale of Common Stock to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 adopted under the Securities Act.

“Registration Agreement” shall mean that certain Registration Agreement dated as of June 30, 2004 between the Company and certain Investors (as defined therein).

“Restricted Shares” shall mean the 5,000 shares of Common Stock purchased by you in accordance with paragraph 2(a) of this Agreement and any Common Stock issued to you by way of stock dividend or stock split or in connection with any conversion, merger, consolidation or recapitalization or other reorganization affecting the Restricted Shares.  Restricted Shares shall continue to be Restricted Shares in the hands of any holder other than you (except for the Company or MDCP and, to the extent that you are permitted to transfer Restricted Shares pursuant to the Stockholders Agreement, purchasers pursuant to a public offering under the Securities Act), and each such transferee thereof shall succeed to the rights and obligations of a holder of Restricted Shares hereunder.

“Sale of the Company” shall mean the sale of the Company to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (i) capital stock of the Company possessing the voting power under normal circumstances (without regard to the occurrence of any contingency) to elect a majority of the Company’s board of directors (whether by merger, consolidation or sale or transfer of the Company’s capital stock) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

“Stockholders Agreement” shall mean that certain Stockholders Agreement dated June 30, 2004 between the Company and certain of its stockholders.

“Securities Act” shall mean the Securities Act of 1933, as amended, and any successor statute.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person, one or more Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person, one or more Subsidiaries of that person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or shall control the managing general partner of such limited liability company, partnership, association or other business entity.

“Supplemental Repurchase Notice” shall have the meaning set forth in paragraph 5(a)(ii).

“Termination” shall have the meaning set forth in paragraph 5(a).

“Termination Date” shall have the meaning set forth in paragraph 5(a).

“Unvested Shares” shall have the meaning set forth in paragraph 5(a).

“Unvested Share Repurchase Option” shall have the meaning set forth in paragraph 5(a).

“Vested Shares” shall have the meaning set forth in paragraph 5(a).

“Vested Share Repurchase Option” shall have the meaning set forth in paragraph 5(a).

2.                                       Purchase of Restricted Shares.

(a)                                  Upon execution of this Agreement, you shall purchase 5,000 Restricted Shares from the Company for $.25 per Share (the “Original Cost”), which shares shall be subject to the vesting and forfeiture provisions set forth in this Agreement.  The Original Cost shall be paid by you by check payable to the Company.  As soon as practicable after the execution of this Agreement, the Company shall direct that a stock certificate representing the Restricted Shares be registered in your name and issued to you.  Such certificate shall be held in the custody of the Company or its designee until such Restricted Shares are no longer considered restricted and are released to you in accordance with paragraph 2(c).

(b)                                 By executing this Agreement, you hereby irrevocably appoint the President, each Vice President, and the Secretary of the Company, and each of them, as your true and lawful attorney-in-fact, with power (i) to sign in your name and on your behalf stock certificates and stock powers covering the Restricted Shares and such other documents and instruments as the Committee deems necessary or desirable to carry out the terms of this Agreement, and (ii) to take such other action as the Committee deems necessary or desirable to effectuate the terms of this Agreement.  This power, being couple with an interest, is irrevocable.  You agree to execute such stock powers and documents as may be reasonably requested from time to time by the Committee to effectuate the terms of this Agreement.

(c)                                  As soon as practicable following the vesting of all Restricted Shares in accordance with this Agreement, and upon satisfaction of all other applicable conditions with respect to the Restricted Shares, the Company shall deliver or cause to be delivered to you a certificate or certificates for the Restricted Shares.  Upon your written request to the Company prior to the vesting of all Restricted Shares, the Company shall deliver or cause to be delivered to you a certificate or certificates representing the number of vested Restricted Shares, if any, as of the date of such request.

(d)                                 Within 30 days following the date hereof, you shall make an effective election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code and the regulations promulgated thereunder in the form of Annex A attached hereto.

(e)                                  All of your vested Restricted Shares shall be subject to, and shall be “Stockholder Shares” under the Stockholders Agreement and “Registrable Securities” under the Registration Agreement, and shall be subject to restrictions on transfer and the other provisions of such agreements; provided, however, that the repurchase rights of the Company and MDCP in paragraph 5 hereof shall not be considered a “Transfer” for purposes of Section 3 of the Stockholders Agreement.  As a condition to the Company’s issuance of the Restricted Shares to you in accordance with paragraph 2, you agree to execute a joinder to each of the Stockholders Agreement and the Registration Agreement to evidence your becoming a party to such Agreements with respect to the Restricted Shares.

3.                                       Vesting.  Your Restricted Shares shall vest as follows: Between the date of this Agreement and February 18, 2012, provided you are continuously employed by the Company, Pierre Foods, Inc. or its Subsidiaries from the date of this Agreement through the date of determination, your Restricted Shares will vest on a daily pro rata basis such that, on the date of determination, the amount of your Restricted Shares which shall have vested as of that date shall be equal to (rounded to the nearest whole share) the product of (A) 5,000 multiplied by (B) a fraction, the numerator of which shall be the number of calendar days from the date of this Agreement through the date of determination, inclusive, and the denominator of which shall be 1,460.  Notwithstanding the foregoing, if you have been continuously employed by the Company, Pierre Foods, Inc. or its Subsidiaries from the date of this Agreement until a Sale of the Company or until your Restricted Shares are transferred in a Public Sale, the portion of your Restricted Shares which has not become vested at the date of such event and which is transferred in such event shall vest immediately prior to the consummation of the Sale of the Company or a Public Sale, as applicable.

4.                                       Restrictions.  You shall have all rights and privileges of a shareholder of the Company with respect to the Restricted Shares, including the right to vote and receive dividends or other distributions with respect to the Restricted Shares, except that the following restrictions shall apply:

(i)                                     You shall not be entitled to delivery of the certificate or certificates for the Restricted Shares until such Restricted Shares have vested and upon satisfaction of all other applicable conditions;

(ii)                                  Restricted Shares may not be sold, transferred or assigned or subject to any encumbrance, pledge or charge or disposed of for any reason until such Restricted Shares have vested;

(iii)                               All vested and unvested Restricted Shares shall be subject to repurchase by the Company and/or MDCP in accordance with paragraph 5; and

(iv)                              Any attempt to dispose of any Restricted Shares or any interest in such shares in a manner contrary to this Agreement shall be void and of no effect.

5.                                       Repurchase of Restricted Shares.

(a)                                  Repurchase of Restricted Shares.  If your employment by the Company, Pierre Foods, Inc. or its Subsidiaries shall cease for any reason whatsoever, including but not limited to, upon your death, disability, resignation or termination with or without cause (such cessation of service a “Termination” and the date on which such cessation occurs being referred to as the “Termination Date”), the Company and/or MDCP shall have the option to repurchase your unvested Restricted Shares (the “Unvested Shares”) and vested Restricted Shares (the “Vested Shares”), in accordance with this paragraph 5(a), at the price determined in accordance with the provisions of paragraph 5(c) (the option to purchase Unvested Shares is referred to herein as the “Unvested Share Repurchase Option” and the option to purchase Vested Shares is referred to herein as the “Vested Share Repurchase Option”).

(i)                                     The Company may elect to purchase all or any portion of your Restricted Shares by delivery of a Repurchase Notice to you (and with respect to Vested Shares, any other holder(s) of Vested Shares) within 30 days after the date that is six months after the applicable Termination Date.  The Repurchase Notice shall set forth the number of Vested Shares and/or Unvested Shares to be acquired from you and such other holder(s), the aggregate consideration to be paid for such shares and the time and place for the closing of the transaction.  The number of Vested Shares to be repurchased by the Company shall first be satisfied, to the extent possible, from the Vested Shares held by you at the time of delivery of the Repurchase Notice.  If the number of Vested Shares then held by you is less than the total number of Vested Shares the Company has elected to purchase, then the Company shall purchase the remaining shares elected to be purchased from the other holders thereof, pro rata according to the number of shares held by each such holder at the time of delivery of such Repurchase Notice (determined as close as practical to the nearest whole share).

(ii)                                  If for any reason the Company does not elect to purchase all of your Restricted Shares pursuant to the Vested Repurchase Option and/or the Unvested Repurchase Option, then MDCP shall be entitled to exercise the Company’s Vested Repurchase Option and/or Unvested Repurchase Option in the manner set forth in this paragraph 5(a)(ii) for all or any portion of the number of Restricted Shares the Company has not elected to purchase (the “Available Shares”).  As soon as practicable after the Company has determined that there shall be Available Shares, but in any event within 30 days after the applicable expiration date in accordance with paragraph 5(a)(i), the Company shall deliver written notice (the “Available Share Repurchase Notice”) to MDCP setting forth the number of Available Shares and the price for each Available Share.  MDCP may elect to purchase any number of Available Shares by delivering written notice to the Company within 45 days after receipt of the Available Share Repurchase Notice from the Company.  As soon as practicable, and in any event within 15 days after the expiration of such 45-day period, the Company shall notify you (and any other holder(s) of Vested Shares) as to the number of Restricted Shares being purchased from you (and such other holder(s) of Vested Shares) by MDCP (the “Supplemental Repurchase Notice”).  At the time the Company delivers the Supplemental Repurchase Notice to you (and such other holder(s) of Vested Shares), MDCP shall also receive written notice from the Company setting forth the number of shares the Company is entitled to purchase, the aggregate purchase price and the time and place of the closing of the transaction.  The number of Unvested Shares and Vested Shares to be repurchased hereunder shall be allocated among the Company and MDCP pro rata according to the number of shares of Restricted Stock to be purchased by each of them.

(b)                                 Closing of Repurchase of Restricted Shares.  Any repurchase of Restricted Shares pursuant to this paragraph 5 shall be closed at the Company’s executive offices within 45 days after the delivery of the applicable Repurchase Notice or Supplemental Repurchase Notice referred to in paragraphs 5(a)(i) or 5(a)(ii), as applicable.  At the closing, the purchaser or purchasers shall pay the purchase price in the manner specified in paragraph 5(d) and you and any other holder of Vested Shares being purchased shall deliver the certificate or certificates representing such shares to the purchaser or purchasers or their nominees, accompanied by duly executed stock powers.  Any purchaser of Restricted Shares under this paragraph 5 shall be entitled to receive customary representations and warranties from you and any other selling holders of Restricted Shares regarding the sale of such shares (including representations and warranties regarding good title to such shares, free and clear of any liens or encumbrances).

(c)                                  Purchase Price.  The purchase price per share to be paid for Unvested Shares purchased by the Company and/or MDCP pursuant to paragraph 5(a) shall be the Original Cost (set forth in paragraph 2(a)) for such Unvested Shares.  The purchase price per share to be paid for the Vested Shares purchased by the Company and/or MDCP pursuant to paragraph 5(a) shall be the Fair Market Value of such Vested Shares as of the time of the exercise of the Vested Share Repurchase Option.

(d)                                 Manner of Payment.  The Company shall pay the purchase price for all Unvested Shares repurchased pursuant to the Unvested Share Repurchase Option by certified check or wire transfer to you.  If the Company elects to purchase all or any part of the Vested Shares, including Vested Shares held by one or more transferees, the Company shall pay for such shares: (i) first, by certified check or wire transfer of funds to the extent such payment would not cause the Company to violate the General Corporation Law of the State of Delaware and would not cause the Company or its Subsidiaries to breach any agreement to which they are a party relating to the indebtedness for borrowed money or other material agreement; and (ii) thereafter, with a subordinated promissory note of the Company.  Such subordinated promissory note shall bear interest at the rate of 5% per annum (which shall be payable annually in cash unless otherwise prohibited), shall have all principal payment due on the third anniversary of the date of issuance and shall be subordinated on terms and conditions satisfactory to the holders of the Company’s or its Subsidiaries’ indebtedness for borrowed money.  If MDCP elects to purchase all or any portion of the Available Shares, MDCP shall pay for that portion of such Available Shares by certified check or wire transfer of funds.

6.                                       Rights of Participants.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company, Pierre Foods, Inc., or its Subsidiaries to terminate your employment at any time (with or without Cause), nor confer upon you any right to continue in the employ of the Company, Pierre Foods, Inc., or any of its Subsidiaries for any period of time or to continue you present (or any other) rate of compensation, and in the event of the termination of your employment (including, but not limited to, termination by the Company without Cause), any Unvested Shares shall expire and be forfeited, except as otherwise provided herein.  Nothing in this Agreement shall confer upon you any right to be selected again as a Plan participant, and nothing the Plan or this Agreement shall provide for any adjustment to the number of Restricted Shares upon the occurrence of subsequent events except as specifically provided in the Plan.

7.                                       Restrictions on Transfer.

(a)                                  Other Agreements; Legends.  You agree that any certificates evidencing the Restricted Shares shall bear the following legend and such other legend or legends as the Company deems necessary or desirable in connection with the restrictions on transfer applicable to such Restricted Shares under the Stockholders Agreement.

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED AS OF FEBRUARY 18, 2008, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN TERMS AND CONDITIONS (INCLUDING FORFEITURE) SET FORTH IN THAT CERTAIN RESTRICTED STOCK AGREEMENT DATED FEBRUARY 18, 2008 BETWEEN CYNTHIA S. HUGHES AND PIERRE HOLDING CORP., AND THAT CERTAIN STOCKHOLDERS AGREEMENT BETWEEN THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY FROM TIME TO TIME A PARTY THERETO.  A COPY OF EACH OF THESE AGREEMENTS MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.”

(b)                                 Opinion of Counsel.  You may not sell, transfer or dispose of any Restricted Shares (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Company an opinion of counsel reasonably acceptable in form and substance to the Company that registration under the Securities Act or any applicable state securities law is not required in connection with such transfer.

8.                                       Conformity with Plan.  This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of the Plan (which is incorporated herein by reference).  Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.  By executing and returning a copy of this Agreement, you acknowledge your receipt of this Agreement and the Plan and agree to be bound by all of the terms of this Agreement and the Plan.

9.                                       Withholding of Taxes.  The Company, Pierre Foods, Inc., or any of its Subsidiaries shall be entitled to withhold from any amounts due and payable by the Company, Pierre Foods, Inc., or any of its Subsidiaries to you, the amount of any federal, state, local or other tax which, in the opinion of the Company, is required to be withheld in connection with the delivery or vesting of your Restricted Shares or the receipt of dividends thereon.  To the extent that the amounts available to the Company, Pierre Foods, Inc., or any of its Subsidiaries for such withholding are insufficient, it shall be a condition to the delivery or vesting, as applicable, of the Restricted Shares that you make arrangements satisfactory to the Company for the payment of the balance of such taxes required to be withheld.

10.                                 Remedies.  Each party hereto (and MDCP as third-party beneficiary) shall be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto (and MDCP as a third-party beneficiary) shall be entitled to specific performance and/or injunctive relief (without posting bond or other security) from any court of law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

11.                                 Amendment.  Except as otherwise provided herein, any provision of this Agreement may be amended or waived only with the prior written consent of you and the Company; provided that no provision of paragraph 5, 7, 10, or of this paragraph 11 (including the definitions of the defined terms used therein) may be amended or waived without the prior written consent of MDCP.

12.                                 Successors and Assigns.  Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

13.                                 Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

14.                                 Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.

15.                                 Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

16.                                Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal law, and not the law of conflicts, of Delaware.

17.                                Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient.  Such notices, demands and other communications shall be sent to you at the then current address of record in the Company’s files and to the Company and MDCP at the addresses indicated below:

If to the Company:

Pierre Holding Corp.

9990 Princeton Road

Cincinnati, Ohio 45246

Attn: Board of Directors

If to MDCP:

Madison Dearborn Partners IV, L.P.

Three First National Plaza

Suite 3800

Chicago, IL 60602

Telephone:  312-895-1000

Attention:  Robin P. Selati

With a copy (which shall not constitute notice) to :

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, IL 60601

Telecopy:  (312) 861-2200

Attention:  Michael D. Paley

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

18.                                Third Party Beneficiary.  The Company and you acknowledge that MDCP is a third-party beneficiary under this Agreement.

19.                                Entire Agreement.  This Agreement constitutes the entire understanding between you and the Company, and supersede all other agreements, whether written or oral, with respect to the acquisition by you of Restricted Shares.

Please execute the extra copy of this Agreement in the space below and return it to the Company’s Secretary at its executive offices to confirm your understanding and acceptance of the agreements contained in this Agreement.

Very truly yours,

PIERRE HOLDING CORP.

By	/s/ Norbert E. Woodhams
Name: Norbert E. Woodhams
Title: President and Chief Executive Officer

Enclosure:                                        (1)                                  Extra copy of this Agreement

The undersigned hereby acknowledges having read this Agreement and hereby agrees to be bound by all provisions set forth herein.

/s/ Cynthia S. Hughes
Name: CYNTHIA S. HUGHES

Date: February 14, 2008